Exhibit 99.1

Ciber Announces Plan to Enhance Board Composition by

Adding Three New Independent Directors

Enters into Support Agreement with Founder Bobby G. Stevenson

GREENWOOD VILLAGE, Colo., April 1, 2015 — Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today announced that its Board of Directors has adopted a plan to enhance the overall composition of the Board by seeking to add three new independent directors.  The Board is actively recruiting new candidates and has engaged a leading executive search firm to help identify strong nominees.

As part of its ongoing self-assessment program, in 2014 the Board began a refresh process to ensure that the Company directors have the appropriate mix of skills and experience necessary to support Ciber’s management team in devising and implementing the optimal strategy to create shareholder value.  Following Lone Star Value Investors, LP’s public letter on February 27, 2015, Ciber created a Special Committee of the Board composed entirely of independent directors to formalize the program.

“Given our ever-evolving industry, the Board believes it is essential to regularly add new directors and to broaden the expertise, experience, diversity and perspectives of the Board,” said Stephen S. Kurtz, Chairman of the Special Committee.  “We look forward to working collaboratively with the new directors to continue advancing Ciber’s position as a leading global IT consulting company and to enhancing value for all Ciber shareholders.”

As part of the plan, Paul A. Jacobs, non-executive chairman, has agreed not to seek re-election this year. Professor Dr. Kurt J. Lauk and James C. Spira have voluntarily agreed to leave the Board on the date of the Company’s 2015 Annual Meeting.  Following the 2015 Annual Meeting, Bobby G. Stevenson, Ciber co-founder and a member of the Board, will serve as acting chairman until a new chairman has been identified.

Mr. Kurtz added, “On behalf of the entire Board, I would like to thank Paul, Kurt and Jim for their numerous contributions to Ciber and their foresight and cooperation in implementing this plan.  They have provided valuable insight and direction, and we wish them luck in their future endeavors.”

In connection with the appointment of three new independent directors, the Company has entered into a support agreement with Mr. Stevenson, who owns approximately 6.4 million shares of Ciber common stock representing approximately 8.1 % of the Company’s outstanding shares.  Under the agreement, Mr. Stevenson has agreed to vote his shares in accordance with all of the proposals recommended by the Board until one day after the 2017 Annual Meeting.

“The Ciber Board is committed to enhancing shareholder value, and we believe the plan announced today will significantly enhance the composition of the Board and benefit all shareholders,” said Mr. Stevenson.  “As one of Ciber’s largest shareholders, I fully support our CEO, Michael Boustridge, and the rest of the Company’s management team, who have worked tirelessly to reposition the Company to address the dynamic trends in the industry and deliver future growth.  By continuing to offer clients the capabilities and services that help them get the most out of their technology investment, I am confident that Ciber will create enhanced value for our shareholders.”

Additional details regarding the agreement entered into by Ciber with Mr. Stevenson will be filed with the Securities and Exchange Commission.

Vinson & Elkins LLP and Bryan Cave LLP served as legal advisor to Ciber.  Mr. Stevenson was represented by Jones & Keller, P.C.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan or our strategic plan proves to be less successful than anticipated; if we are not able to anticipate and keep pace with rapid changes in technology, our business may be negatively affected;  a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems to manage our growth and size or if we are unable to enter, operate and compete effectively in new geographic markets, our results of operations may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages of our Company and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our credit agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability will vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively in this evolving marketplace; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we might not be successful at identifying, acquiring, or integrating businesses or entering into joint ventures; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.  For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a leading global IT consulting company with some 6,500 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion of annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value.  Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s upcoming 2015 Annual Meeting.  The Company intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Exhibit A to this press release contains information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s directors and executive officers in the Company’s securities.  In the event that holdings of the Company’s securities change from the amounts disclosed in Exhibit A, the changes will be set forth in SEC filings on Forms 3, 4, and 5.  More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s upcoming 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge at the Company’s website at www.ciber.com in the section “Investor Relations”.

Contact:

Investor Relations:

Christian Mezger

303-267-3857

cmezger@ciber.com

Media Relations:

Bonnie Bird

303-220-0100

bbird@ciber.com

Exhibit A

SECURITY HOLDINGS OF THE DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the beneficial ownership of the common stock of Ciber, Inc. (the “Company”) as of March 31, 2015 by each director, including nominees, and the executive officers of the Company.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned

Richard K. Coleman, Jr.	19,970	*
Paul A. Jacobs, Esq.	123,980	*
James C. Spira	121,800	*
Bobby G. Stevenson	6,511,060	8.26%
Steven S. Kurtz	141,280	*
Jean-Francois Heitz	79,820	*
Prof. Dr. Kurt J. Lauk	95,741	*
Michael Boustridge	400,061	*
Tina Piermarini	35,777	*
Christian Mezger	241,850	*
M. Sean Radcliffe	85,606	*
Eric Stine	0	*
All Current Directors and Executive Officers as a Group	7,856,945	9.96%

*               Denotes less than 1.00% ownership

1.              Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number and percentage of shares of the Company’s common stock beneficially owned by a person, shares of the Company’s common stock subject to outstanding options, warrants, rights or conversion privileges held by that person that are currently exercisable or exercisable within 60 days of March 31, 2015 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants, rights or conversion privileges but are not deemed to be outstanding for purposes of computing the percentage for any other person. As of March 31, 2015, a total of 78,847,077 shares of the Company’s common stock were issued and outstanding. The inclusion of any shares as deemed beneficially owned does not constitute an admission of beneficial ownership by the named stockholder.